Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
H&E Equipment Services, Inc.
Baton Rouge, Louisiana
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 22, 2006, relating to the consolidated financial statements of H&E Equipment Services, L.L.C. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.
/s/ BDO Seidman, LLP
Dallas, Texas
October 27, 2006